Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

P3 Health Partners Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Common Stock, $0.0001 par value per share(1)
	Equity	Preferred Stock, $0.0001 par value per share(1)
	Debt	Debt Securities
	Other	Warrants
	Other	Units
	Unallocated (Universal Shelf)		457(o)	(2)	(3)	$250,000,000	$0.0001476	$36,900
Carry Forward Securities
Carry Forward Securities	─	─	─	─		─
	Total Offering Amounts					$250,000,000.00		$36,900
Total Fees Previously Paid
Total Fee Offsets
	Net Fee due							$36,900

(1)	Includes rights to acquire Class A Common Stock or Preferred Stock under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Class A Common Stock is being registered as may be issued from time to time upon conversion of any Debt Securities that are convertible into Class A Common Stock or pursuant to any anti-dilution adjustments with respect to any such convertible Debt Securities.
(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of Class A Common Stock that are issued upon conversion of Debt Securities or Preferred Stock or upon exercise of Class A Common Stock Warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $250,000,000.